Exhibit 99.2

Watsco Boosts Annual Dividend 10% to $13.20 Per Share

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MIAMI, FLORIDA — (GLOBENEWSWIRE), February 17, 2026 — Watsco, Inc. (NYSE:WSO) announced that its Board of Directors approved a 10% increase in its annual dividend to $13.20 per share on each outstanding share of its Common and Class B common stock. The increase will be reflected in the Company’s next quarterly dividend payment in April 2026.

Albert H. Nahmad, Watsco’s Chairman & CEO stated: “We are pleased to increase dividends to shareholders, which reflects our confidence in the prospects of our business and is supported by our strong cash flow and balance sheet.”

Watsco has paid dividends to shareholders for 52 consecutive years. The Company’s philosophy is to share cash flow through dividends while keeping a conservative balance sheet with continued capacity to build its distribution network. Future changes in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and Watsco’s overall financial condition.

About Watsco

Watsco is the largest distributor in the highly-fragmented North American HVAC/R market. Watsco’s solid financial position and culture of innovation has enabled investments in long-term growth, including the Company’s industry-leading technology platforms. Today, approximately 73,000 contractors, installers and technicians engage digitally with the Company, resulting in improved growth and lower attrition. The Company is now advancing AI-driven initiatives to leverage its extensive data assets to enhance the customer experience and improve efficiencies. These investments position Watsco to capture market share as contractors increasingly adopt digital tools and incorporate data-driven solutions in their businesses.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.